Exhibit 21.1

                         Subsidiaries of the Registrant

1. Minera Andes S.A., incorporated under the laws of Argentina and doing business under the name of Minera Andes S.A.

2. NAD S.A., incorporated under the laws of Argentina and doing business under the name of NAD S.A.